Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NuStar GP, LLC

We consent to the use of our reports dated February 28, 2007 with respect to the consolidated balance sheets of NuStar Energy L.P. (formerly Valero L.P.) and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 which appears in the December 31, 2006 annual report on Form 10-K of Valero L.P., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

In addition, we consent to the use of our report dated February 28, 2007 with respect to the balance sheet of Riverwalk Logistics, L.P. as of December 31, 2006, included in the Form 8-K dated May 14, 2007 of NuStar Energy L.P., incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

San Antonio, TX

May 14, 2007